Exhibit 24.1

PROTO LABS, INC.

POWER OF ATTORNEY OF DIRECTOR AND/OR OFFICER

Each of the undersigned directors and/or officers of Proto Labs, Inc., a Minnesota corporation (the “Company”), does hereby make, constitute and appoint Robert Bodor and Daniel Schumacher, and each of them, either of whom may act without the joinder of the other, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign on his or her behalf, individually and in the capacities stated below, the Annual Report on Form 10-K for the year ended December 31, 2022 under the Securities Exchange Act of 1934, as amended, with any amendment or amendments thereto, with all exhibits thereto and other supporting documents, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.

IN WITNESS WHEREOF, each of the undersigned directors and/or officers of Proto Labs, Inc. has hereunto set his or her hand this 14th day of February, 2023.

/s/ Archie C. Black	Chairman
Archie C. Black

/s/ Robert Bodor	President, Chief Executive Officer and Director
Robert Bodor

/s/ Daniel Schumacher	Chief Financial Officer
Daniel Schumacher

/s/ Sven Wehrwein	Director
Sven Wehrwein

/s/ Rainer Gawlick	Director
Rainer Gawlick

/s/ Stacy Greiner	Director
Stacy Greiner

/s/ Donald G. Krantz	Director
Donald G. Krantz

/s/ Sujeet Chand	Director
Sujeet Chand

/s/ Moonhie Chin	Director
Moonhie Chin